Exhibit 3.2

State of Delaware

Secretary of State

Division of Corporations

Delivered 10:55 AM 01/28/2011

FILED 10:55 AM 01/28/2011

SRV 110090866 – 2090232 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.    The name of the limited liability company is NBC Universal Media, LLC.

2.    Article 1 of the Certificate of Formation of the limited liability company is hereby amended to read as follows:

“1.    The name of the limited liability company is NBCUniversal Media, LLC.”

3.    This Certificate of Amendment shall be effective at 12:00 a.m., January 29, 2011.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 28th day of January, 2011.

By:	/s/ Lynn Calpeter

Name: Lynn Calpeter Title: Authorized Officer